EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter 2013 Results

  Parts, service and body shop revenues set new quarterly record
  Medium-duty truck sales up 26% over first quarter of 2012
  First quarter absorption ratio of 111.9%
  Cash position remains strong at $205 million

SAN ANTONIO, April 23, 2013 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) & (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2013, the Company's net income was $13.5 million, or $0.34 per diluted share, compared with net income of $15.9 million, or $0.40 per diluted share, in the quarter ended March 31, 2012.

"The Company's financial performance remained strong this quarter despite expected sluggishness in energy sector activity and a decrease in Class 8 new truck retail sales. Geographic expansion of our dealership network, breadth of product offerings and a sustained focus on aftermarket solutions continue to positively impact the company's financial performance," said W. M. "Rusty" Rush, Chief Executive Officer and President of Rush Enterprises, Inc. "I am grateful to our employees for their contributions to our success this quarter."

Operations

Aftermarket Solutions

Aftermarket solutions accounted for approximately 64% of the Company's total gross profits in the first quarter of 2013. First quarter parts, service and body shop revenues reached a new record quarterly high, increasing by 18% as compared to first quarter 2012, despite the usual decrease due to seasonality experienced during the first quarter. "Our aftermarket success this quarter is the result of continued maintenance of aged vehicles, incremental revenues generated from newly acquired locations and innovative aftermarket solutions," said Rusty Rush.

"Despite the decline in the energy sector activity and integration of newly acquired locations in Ohio, we were able to achieve a quarterly absorption ratio of 111.9%," explained Rusty Rush.

"Our efforts to be the premier solutions provider to the commercial vehicle industry continue to drive outstanding performance of our aftermarket operations. We have invested in personnel, facility enhancements, advanced diagnostic technology, mobile service offerings, custom vehicle modifications services and alternative fuel capabilities that expand our portfolio of customer solutions. The investments we have made allow us to efficiently support our customers in our shops or their job sites and are a key factor in our ability to increase aftermarket revenues," continued Rusty Rush.

"We expect parts, service and body shop revenues will remain strong throughout 2013," Rusty Rush said.

Truck Sales

In the first quarter, Rush's Class 8 retail sales accounted for 5.2% of the U.S. Class 8 truck market. "As expected, declines in energy sector activity resulted in a decrease of our new Class 8 truck deliveries," said Rusty Rush. "In addition, U.S. Class 8 truck sales were well below normal replacement levels in the first quarter. However, our quoting activity remains strong, which should lead to stronger retail sales later this year," Rusty Rush explained.

Rush's Class 4-7 medium-duty sales increased 26% over the first quarter of 2012, outpacing the U. S. Class 4-7 market, which decreased 2%. Rush's Class 4-7 market share accounted for 5% of the total U.S. market, a record high and up from 4% in the first quarter of 2012. "This is the result of solid execution by our medium-duty franchises across the country, including continued good performance from our Navistar Division," said Rusty Rush.

"Light duty truck sales were also up 43% compared to the first quarter of 2012, as a result of continued efforts at our Ford franchises. Our used truck sales also increased, up 13% over the first quarter of 2012," Rusty Rush added.

Industry experts forecast U.S. Class 8 retail truck sales to remain flat with 2012 at 198,000 units. "We believe that steady U.S. Class 8 order intake over the past several months combined with increased activity in residential construction in key regions of the country will likely result in increased Class 8 retail truck deliveries beginning in the second half of 2013. U.S. Class 4-7 retail sales are expected to reach 182,000 units, up 11% over 2012," continued Rusty Rush.

"We are encouraged by Navistar's successful launch of the 15-liter Cummins ISX engine in the first quarter and the recent EPA approval of their MaxxForce 13-liter engine using SCR aftertreatment technology. We expect this to have a positive impact for our Navistar Division during the second half of 2013," Rusty Rush added.

Financial Highlights

In the first quarter, the Company's gross revenues totaled $756.8 million, a 2.6% decrease from gross revenues of $777.3 million reported for the first quarter ended March 31, 2012. Net income for the quarter was $13.5 million, or $0.34 per diluted share, compared with net income of $15.9 million, or $0.40 per diluted share, in the quarter ended March 31, 2012.

Parts, service and body shop sales revenue was $231.5 million in the first quarter of 2013, compared to $196.6 million in the first quarter of 2012. The Company delivered 2,065 new heavy-duty trucks, 1,954 new medium-duty commercial vehicles, 395 new light-duty commercial vehicles and 1,414 used commercial vehicles during the first quarter of 2013, compared to 2,738 new heavy-duty trucks, 1,556 new medium-duty commercial vehicles, 277 new light-duty commercial vehicles and 1,252 used trucks during the first quarter of 2012.

"I am very pleased with our financial performance this quarter. Our strong financial position will enable us to continue to execute our strategic initiatives and help ensure we remain the premier solutions provider to the commercial vehicle industry," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 24, 2013, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2013. Listen to the audio replay until May 1, 2013 by dialing

855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 33538695.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 15 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, and demand for the Company's products and services are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 205,049	$ 198,773
Accounts receivable, net	76,598	89,615
Inventories, net	676,594	690,953
Prepaid expenses and other	10,026	12,088
Deferred income taxes, net	13,037	14,630

Total current assets	981,304	1,006,059

Investments	6,628	6,628

Property and equipment, net	627,261	622,112

Goodwill, net	198,282	198,257

Other assets, net	47,840	48,510

Total assets	$ 1,861,315	$ 1,881,566

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 498,265	$ 534,520
Current maturities of long-term debt	80,524	80,030
Current maturities of capital lease obligations	10,200	10,673
Trade accounts payable	80,771	62,270
Accrued expenses	64,618	100,953
Total current liabilities	734,378	788,446

Long-term debt, net of current maturities	326,966	319,634
Capital lease obligations, net of current maturities	38,965	39,300
Other long-term liabilities	2,883	2,484
Deferred income taxes, net	125,232	123,756

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2013 and 2012	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 28,609,036 class A shares and 10,835,219 class B shares outstanding in 2013; and 27,838,478 class A shares and 10,792,223 class B shares outstanding in 2012	411	404
Additional paid-in capital	233,847	222,627
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	418,166	404,619
Accumulated other comprehensive loss, net of tax	(1,585)	(1,756)

Total shareholders' equity	632,891	607,946

Total liabilities and shareholders' equity	$ 1,861,315	$ 1,881,566

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues:
New and used commercial vehicle sales	$ 489,610	$ 551,928
Parts and service sales	231,479	196,646
Lease and rental	30,140	23,476
Finance and insurance	3,133	3,137
Other	2,426	2,142

Total revenue	756,788	777,329

Cost of products sold:
New and used commercial vehicle sales	452,574	510,807
Parts and service sales	145,713	118,256
Lease and rental	24,713	20,006

Total cost of products sold	623,000	649,069

Gross profit	133,788	128,260

Selling, general and administrative	102,106	93,015

Depreciation and amortization	7,110	5,884

Gain on sale of assets	41	19

Operating income	24,613	29,380

Interest expense, net	2,513	3,304

Income before taxes	22,100	26,076

Provision for income taxes	8,553	10,170

Net income	$ 13,547	$ 15,906

Earnings per common share:
Earnings per common share - Basic	$ 0.35	$ 0.41
Earnings per common share - Diluted	$ 0.34	$ 0.40

Weighted average shares outstanding:
Basic	39,119	38,387
Diluted	40,269	39,607

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

(in thousands)	Three Months Ended
Vehicle Sales Revenue:	March 31, 2013	March 31, 2012
New heavy-duty vehicles	$ 287,144	$ 384,211
New medium-duty vehicles (including bus sales revenue)	132,866	100,722
New light-duty vehicles	11,975	9,209
Used vehicles	55,708	54,445
Other vehicles	1,917	3,341

Absorption Ratio	111.9%	116.7%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

(in thousands)
Debt Analysis	March 31, 2013	March 31, 2012
Floor plan notes payable	$ 498,265	$ 628,580
Current maturities of long-term debt	80,524	66,777
Current maturities of capital lease obligations	10,200	10,003
LONG-TERM DEBT, net of current maturities	326,966	275,252
CAPITAL LEASE OBLIGATIONS, net of current maturities	38,965	34,251
Total Debt (GAAP)	954,920	1,014,863
Adjustments:
Debt related to lease & rental fleet	(332,703)	(248,910)
Floor plan notes payable	(498,265)	(628,580)
Adjusted Total Debt (Non-GAAP)	123,952	137,373
Adjustments:
Cash and cash equivalents	(205,049)	(163,790)
Adjusted Net Debt (Non-GAAP)	$ (81,097)	$ (26,417)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
EBITDA and Adjusted EBITDA	March 31, 2013	March 31, 2012
Net Income (GAAP)	$ 60,096	$ 63,851
Provision for income taxes	37,111	40,781
Interest expense	12,226	9,265
Depreciation and amortization	26,242	21,788
(Gain) loss on sale of assets	(198)	(480)
EBITDA (Non-GAAP)	135,477	135,205
Adjustments:
Interest expense associated with FPNP	(7,868)	(5,605)
Adjusted EBITDA (Non-GAAP)	$ 127,609	$ 129,600

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA with an add back of interest expense associated with FPNP, to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
Free Cash Flow	March 31, 2013	March 31, 2012
Net cash provided by (used in) operations (GAAP)	$ 406,619	$ (194,249)
Acquisition of property and equipment	(163,110)	(152,297)
Free cash flow (Non-GAAP)	243,509	(346,546)
Adjustments:
Draws (payments) on floor plan financing, net	(162,641)	344,687
Proceeds from L&RFD	144,021	115,185
Debt proceeds related to business acquisitions	(64,000)	−
Principal payments on L&RFD	(77,312)	(60,010)
Non-maintenance capital expenditures	25,130	20,333
Adjusted Free Cash Flow (Non-GAAP)	$ 108,707	$ 73,649

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital and Adjusted Invested Capital	March 31, 2013	March 31, 2012
Total Shareholders' equity (GAAP)	$ 632,891	$ 555,675
Adjusted net debt (Non-GAAP)	(81,097)	(26,417)
Adjusted Invested Capital (Non-GAAP)	$ 551,794	$ 529,258

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226